EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.00002 per share, of KE Holdings Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 30, 2024.

PENG Yongdong

By:	/s/ PENG Yongdong

Data Bliss Limited

By:	/s/ Helm Management Limited
Name: Helm Management Limited
Title: Director

Ever Orient International Limited

By:	/s/ PENG Yongdong
Name: PENG Yongdong
Title: Director